Exhibit 10.1
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     This Amended and Restated Employment Agreement (this “Agreement”) is made effective as of August 11, 2008, by and between STERLING FINANCIAL CORPORATION (“Sterling”) and HAROLD B. GILKEY (the “Executive”).
W I T N E S S E T H :
     WHEREAS, the Executive is Chairman of the Board, President and Chief Executive Officer of Sterling, and Sterling desires to retain the Executive and the Executive is willing to continue to serve in such capacities on the terms and conditions herein set forth; and
     WHEREAS, the parties desire to enter into this Agreement, which is intended to amend and supersede an existing Employment Agreement, as amended (the “Prior Agreement”).
     NOW THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
     1. Employment. Sterling agrees to continue to employ the Executive, and the Executive agrees to continue to be employed by Sterling, upon the terms and conditions hereinafter provided until December 31, 2013 (the “Term”).
     2. Position and Duties. During the Term, Sterling agrees to employ the Executive to serve as the Chairman of the Board, President and Chief Executive Officer of Sterling, and the Executive will have such powers and duties as are commensurate with such position and as may be conferred upon him by the Board of Directors of Sterling (the “Board”). During the Term, and except for illness or incapacity and reasonable vacation periods as shall be consistent with Sterling’s policies for other key executives, the Executive shall devote all of his business time, attention, skill and efforts exclusively to the business and affairs of Sterling and its subsidiaries; provided, however, that the Executive may serve on other boards as a director or trustee if such service does not interfere with his ability to discharge his duties and responsibilities to Sterling.
     3. Compensation. For all services rendered by the Executive in any capacity required hereunder during the Term, including, without limitation, services as an executive officer, director,

or member of any committee of Sterling, or any subsidiary or division thereof, the Executive shall be compensated as follows:
          (a) Base Salary. Sterling shall pay the Executive a fixed minimum salary of $650,000 per annum (such amount or such higher annual amount as is paid from time to time pursuant to the terms hereof being referred to as the “Base Salary”). The Base Salary shall be subject to such periodic review (which shall occur at least annually) and such periodic increases as the Board shall deem appropriate in accordance with Sterling’s customary procedures and practices regarding the salaries of senior officers. The Base Salary shall be payable in accordance with the customary payroll practices of Sterling, but in no event less frequently than monthly.
          (b) Bonus Awards. The Executive shall be entitled to receive an incentive bonus (the “Incentive Bonus”) for each fiscal year during the Term. The Incentive Bonus shall be paid within thirty days of the end of each fiscal year. The Incentive Bonus may be increased, upon the recommendation of the Personnel Committee and the approval of the Board, depending, among other factors, upon the attainment of performance goals set by the Board for Sterling.
          (c) Stock Retention Grant. In order to provide on-going motivation for employment, the Company will provide Executive with a grant of 40,000 shares of restricted stock in each fiscal year in which the Executive is employed by the Company. Each of these restricted stock grants will vest two years following the date of grant. However, if the Executive is not re-elected to serve on the Board, any unvested shares will vest immediately.
          (d) Additional Equity Grants. In addition to the foregoing, the Executive may be awarded, for each fiscal year during the Term, equity grants under Sterling’s equity incentive plan(s) then in effect subject to the terms and conditions of such plan(s).
          (e) Perquisites. Sterling also will furnish the Executive during each fiscal year of the Term, without cost to him except any associated tax liability, with reasonable (i) payment for tax preparation and financial planning; (ii) reimbursement for club membership fees or dues in accordance with Sterling policy; (iii) payment for an annual physical examination of the Executive by a physician selected by the Executive; and (iv) payment of an automobile allowance, it being understood that the automobile allowance shall be primarily to further the business of Sterling.
          (f) Additional Benefits. Except as modified by this Agreement, the Executive shall be entitled to participate in all compensation or employee benefit plans or programs, and to receive all benefits, perquisites and emoluments, for which any salaried employees of Sterling are eligible under any plan or program now or hereafter established and maintained by Sterling for senior officers, to the fullest extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof, including group hospitalization, health, dental care, life or other insurance, tax-qualified pension, savings, thrift, 401(k) and profit-sharing plans, termination pay programs, sick-leave plans, travel or accident insurance, salary continuation plans, disability insurance, automobile allowance or automobile lease plans, and executive contingent compensation plans, including, without limitation, stock option or incentive plan(s) then in effect.
     4. Business Expenses. It is understood that for the Executive to successfully perform his duties hereunder so as to produce the greatest economic return to Sterling, it is necessary for the Executive to entertain persons having an existing or prospective business relationship with Sterling and to attend seminars, conventions and continuing education programs. Sterling, therefore, shall pay directly or reimburse the Executive for all reasonable travel, entertainment or other expenses incurred by the Executive (and his spouse where there is a legitimate business reason for his spouse to accompany him) in connection with the performance of his duties and obligations under this Agreement, subject to the Executive’s presentation of appropriate vouchers in accordance with such procedures as Sterling may from time to time establish for senior officers and to preserve any deductions for Federal income taxation purposes to which Sterling may be entitled.
     5. Effect of Termination of Employment Other Than in Connection with a Change in Control.
          (a) Certain Terminations. In the event the Executive’s employment hereunder terminates due to either Permanent Disability, the Executive’s death, a Without Cause Termination or a Constructive Discharge, Sterling shall, as severance pay, continue, subject to the provisions of Section 7 below, to pay the Executive’s Base Salary as in effect at the time of such termination for a three-year period beginning on the date of Termination of Employment (the “Severance Period”), provided, that in the case of Permanent Disability, such payments shall be offset by any amounts otherwise paid to the Executive under Sterling’s disability program generally available to other employees. In addition, earned but unpaid Base Salary and Incentive Bonus amounts and amounts (whether vested or not) held for the Executive’s account in Sterling’s deferred compensation plan and supplemental executive retirement plan then in effect as of the date of Termination of Employment shall be fully vested and payable in full, pursuant to the payment terms of the applicable plan document. The automobile allowance set forth in Section 3(d)(iv) shall continue through the end of the Severance Period. All stock options and other incentive awards held by the Executive shall become fully vested and exercisable during the Severance Period.
          (b) Other Terminations. In the event that the Executive’s employment hereunder terminates due to a Termination for Cause, or the Executive voluntarily terminates employment with Sterling for reasons other than a Constructive Discharge or Permanent Disability, earned but unpaid Base Salary and Incentive Bonus amounts as of the date of Termination of Employment shall be payable in full. However, no other payments shall be made, or benefits provided, by Sterling under this Agreement except for stock options and other incentive awards held by the Executive pursuant to the terms of the grant(s) thereof, vested benefits payable under the terms of the deferred compensation plan and supplemental executive retirement plan then in effect, and any other benefits which the Executive is entitled to receive under the terms of employee benefit programs maintained by Sterling or its subsidiaries for its employees and under Section 18 below.
          (c) Payment in Accordance with §409A. In accordance with the regulations under Section 409A (§409A) of the Internal Revenue Code of 1986, as amended (the “Code”), the payment of Base Salary as severance and the provision of the automobile allowance to Executive, under Section 5(a) hereof, shall be treated as a separation pay plan that does not provide for the deferral of compensation to the extent of the exceptions provided under Treasury Regulations Sections (“Treas. Reg. §”) 1.409A-1(b)(9)(ii), (iii), (iv) and (v), which exceptions provide that such payments will not be subject to §409A, including the six-month delay in payments to specified employees following a separation from service, to the extent of such exceptions. All payments of Base Salary as severance and the provision of the automobile allowance shall be paid in accordance with the same schedule as when Executive was employed by Sterling.
          (d) Definitions. For purposes of this Agreement, the following terms have the following meanings:
               (i) The term “Termination for Cause” means:
                    (A) the continued failure of Executive to substantially perform the Executive’s duties with Sterling or one of its subsidiaries (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, or

                    (B) the willful engaging by the Executive in illegal conduct that is materially and demonstrably injurious to Sterling or any of its subsidiaries, or
                    (C) conviction of a felony involving fraud, dishonesty or moral turpitude, or a guilty or nolo contendere plea by Executive with respect thereto, or
                    (D) violation of the provisions of Section 7 herein.
          For purposes of this provision, no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive’s action or omission was in the best interest of Sterling or its subsidiaries. Any act or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for Sterling shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of Sterling and its subsidiaries. The cessation of employment of the Executive shall not be deemed to be a Termination for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (A), (B) or (D) above, and specifying the particulars thereof in detail.
               (ii) The term “Constructive Discharge” means a termination of the Executive’s employment by the Executive following the occurrence of any of the following events:
                    (A) Inferior Duties. The assignment of duties by Sterling to Executive, without his express written consent, that (i) are inferior to Executive’s duties on the Effective Date in any material respect, (ii) result in Executive having inconsequential authority or responsibility compared to the authority or responsibility he had on the Effective Date, or (iii) result in Executive reporting to or being supervised by someone other than the Board of Sterling or any successor, as contemplated by Section 9 below; and (iv) any failure of the shareholders of Sterling to elect or re-elect the Executive as a member of the Board or to the offices of Chairman of the Board, President and Chief Executive Officer of Sterling.
                    (B) Base Compensation Reduction. A material reduction by Sterling of Executive’s Base Salary.

                    (C) Relocation. Executive, without his written consent, is required by his employment to perform a substantial part of his duties at one or more locations more than twenty-five miles distant from Spokane, Washington.
                    (D) Breach. A material breach by Sterling of any provision of this Agreement.
          If an event constituting Constructive Discharge has occurred without the Executive’s consent, the Executive’s termination for Constructive Discharge must occur within two years of the first occurrence of such event. The Executive shall give notice to Sterling, in accordance with Section 10, of the existence of an event constituting Constructive Discharge within 90 days of the initial occurrence of such event, and Sterling will have 60 days to cure or otherwise obtain Executive’s express written consent to the occurrence or continuance of such event. If Executive’s employment is terminated for Constructive Discharge, it will be treated as an involuntary separation from service under §409A.
               (iii) The term “Without Cause Termination” means a termination of the Executive’s employment by Sterling, for a reason other than Permanent Disability, retirement, expiration of the Term, or Termination for Cause.
               (iv) The term “Permanent Disability” means a condition pursuant to which an Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident or health policy covering employees of Employer.
     6. Effect of Termination of Employment in Connection with a Change in Control.
          (a) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
               (i) A “Change in Control” shall be deemed to have occurred at such time as the occurrence of a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of a corporation, as determined in accordance with this Section 6(a)(i).

                    (A) A “change in ownership” of Sterling shall occur on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of Sterling that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of Sterling, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(v). If a person or group is considered either to own more than 50% of the total fair market value or total voting power of the stock of Sterling, or to have effective control of such corporation within the meaning of part (B) of this Section, and such person or group acquires additional stock of such corporation, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the ownership” of Sterling.
                    (B) A “change in effective control” of Sterling shall occur only on either of the following dates:
                         (1) The date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Sterling possessing 30% or more of the total voting power of the stock of Sterling, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi). If a person or group is considered to possess 30% or more of the total voting power of the stock of Sterling, and such person or group acquires additional stock of Sterling, the acquisition of additional stock by such person or group shall not be considered to cause a “change in effective control” of Sterling, or
                         (2) The date on which a majority of the members of Sterling’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi).
                         (3) A “change in the ownership of a substantial portion of the assets” of Sterling shall occur on the date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Sterling that have a total gross fair market value equal to more than 40% of the total gross fair market value of all for the assets of Sterling immediately before such acquisition or acquisitions, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii). A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such transfer is made to an entity that is controlled by the shareholders of the transferor corporation, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii)(B).
               (ii) “Separation Period” means a three-year period beginning on the date of Termination of Employment.
               (iii) “Termination of Employment” shall mean the termination of the Executive’s actual employment with Sterling, which constitutes a separation from service as defined under §409A.
               (iv) “Termination Upon a Change in Control” shall mean a Termination of Employment upon or within twenty-four months after a Change in Control by Sterling, or its successors, without Cause, or by Executive due to a Constructive Discharge, as described under Section 5(d)(ii) hereof.
          (b) Payments for Termination Upon a Change in Control. Within twenty days of the Executive’s Termination Upon a Change in Control, Sterling shall pay to the Executive in a single payment in cash and/or provide to the Executive, as applicable, the following:
               (i) the Executive’s earned but unpaid Base Salary and Incentive Bonus amounts and amounts (whether vested or not) held for the Executive’s account in the deferred compensation plan and the supplemental executive retirement plan then in effect as of the date of Termination of Employment;
               (ii) the benefits, if any, to which the Executive is entitled as a former employee under the employee benefit programs and compensation plans and programs maintained for the benefit of Sterling’s officers and employees;
               (iii) continued automobile allowance as provided in Section 3(d)(iv) throughout the Separation Period;
               (iv) an amount equal to the Base Salary and Incentive Bonus amounts the Executive would have earned if the Executive had continued working for Sterling during the Separation Period, at the highest annual rate of Base Salary, and the highest annual Incentive Bonus achieved during the Executive’s period of actual employment with Sterling; and
               (v) an amount equal to Sterling’s contributions to which the Executive would have been entitled under Sterling’s 401(k) Plan if the Executive had continued working for Sterling during the Separation Period at the highest annual rate of Base Salary achieved during the

Executive’s period of actual employment with Sterling, and the Executive had made the maximum amount of employee contributions as are permitted under such plans.
          (c) Options and Other Incentive Awards. All stock options and other incentive awards held by the Executive shall become fully vested and exercisable during the Separation Period.
          (d) Adjustment for Taxes. In the event that either Sterling’s independent public accountants or the Internal Revenue Service determines that any payment, coverage, benefit or benefit acceleration provided to Executive, whether specifically provided for in this Agreement or otherwise, is subject to the excise tax imposed by Section 4999 (or any successor provision) (“Section 4999”) of the Code, Sterling, within 30 days thereafter, shall pay to Executive, in addition to any other payment, coverage or benefit due and owing hereunder, an amount determined by multiplying the rate of excise tax then imposed by Section 4999 by the amount of the “excess parachute payment” (as defined in Section 280G of the Code) received by Executive (determined without regard to any payments made to the Executive pursuant to this paragraph) and dividing the product so obtained by the amount obtained by subtracting the aggregate local, state and Federal income tax rate applicable to the receipt by Executive of the “excess parachute payment” (taking into account the deductibility for Federal income tax purposes of the payment of state and local income taxes thereon) from the amount obtained by subtracting from 1.00 the rate of excise tax then imposed by Section 4999 of the Code, it being Sterling’s intention that the Executive’s net after tax position be identical to that which would have obtained had Sections 280G and 4999 not been part of the Code.
          (e) In the event that, on or after the occurrence of a Change in Control, Sterling fails to make any payment or provide any coverage to Executive arising out of or relating in any way to this Agreement or to the Executive’s employment by Sterling (collectively, “Employment Rights”), then Sterling shall pay to the Executive and reimburse the Executive for the Executive’s full costs (including, without limitation, the fees and expenses of the Executive’s attorneys and court and related costs) of enforcing the Executive’s Employment Rights. In addition, if the enforceability of this Agreement or the payment of any benefit to the Executive hereunder is disputed by Sterling on or after the occurrence of a Change in Control, then the Term of this Agreement shall be extended for the period of the dispute in the event of a final judicial determination that the Executive is entitled to at least fifty percent (in dollar amount) of the benefits that Executive claimed from, and that were disputed by, Sterling.
     7. Other Duties of Executive During and After Term.
          (a) Confidential Information. The Executive recognizes and acknowledges that all information pertaining to the affairs, business, clients, or customers of Sterling or any of its subsidiaries (any or all of such entities being hereinafter referred to as the “Business”), as such information may exist from time to time, other than information that Sterling has previously made publicly available or which is in the public domain, is confidential information and is a unique and valuable asset of the Business, access to and knowledge of which are essential to the performance of the Executive’s duties under this Agreement. The Executive shall not, through the end of the Term, except to the extent reasonably necessary in the performance of his duties under this Agreement, divulge to any person, firm, association, corporation, or governmental agency, any information concerning the affairs, business, clients, or customers of the Business (except such information as is required by law to be divulged to a government agency or pursuant to lawful process), or make use of any such information for his own purposes or for the benefit of any person, firm, association or corporation (except the Business) and shall use his reasonable best efforts to prevent the disclosure of any such information by others. All records, memoranda, letters, books, papers, reports, accountings, experience or other data, and other records and documents relating to the Business, whether made by the Executive or otherwise coming into his possession, are confidential information and are, shall be, and shall remain the property of the Business. No copies thereof shall be made which are not retained by the Business, and the Executive agrees, on termination of his employment or on demand of Sterling, to deliver the same to Sterling.
          (b) Non-Compete. For a period of two years following Executive’s Termination of Employment (the “Non-Compete Period”), the Executive shall not, without express prior written approval of Sterling’s Board, directly or indirectly own or hold any proprietary interest in, or be employed by or receive remuneration from, any corporation, partnership, sole proprietorship or other entity engaged in competition with Sterling or any of its subsidiaries (a “Competitor”), other than severance-type or retirement-type benefits from entities constituting prior employers of the Executive. During the Non-Compete Period, the Executive also agrees that he will not solicit for the account of any Competitor, any customer or client of Sterling or its subsidiaries. The Executive also agrees not to act on behalf of any Competitor to interfere with the relationship between Sterling or its subsidiaries and their employees during the Non-Compete Period. In addition, if the Executive obtains non-competitive employment during the Non-Compete Period, for such period the Executive agrees not to solicit employees of Sterling or its subsidiaries for new employment without the prior written consent of Sterling. For purposes of this section, (i) the term “proprietary interest” means legal or equitable ownership, whether through stockholdings or otherwise, of greater than a 20% equity interest in a business, firm or entity, and (ii) an entity shall be considered to be “engaged in competition” if such entity is, or is a holding company for, a bank, savings and loan association or other financial services business engaged in a business that competes with Sterling in the States of Washington, Oregon, Idaho, Montana, or California. Executive acknowledges the receipt and sufficiency of specific consideration for the agreements in this Section 7.
          (c) Remedies. Sterling’s obligation to make payments, deliver shares of stock or provide for any benefits under this Agreement (except to the extent vested or exercisable prior to Executive’s Termination of Employment) shall cease upon a violation of the preceding provisions of this section. Executive acknowledges that there would be no adequate remedy at law or in damages to compensate Sterling for any violation of this Section 7, and agrees that Sterling shall be entitled to injunctive relief requiring specific performance by Executive of this Section 7 without the necessity of proving actual damages or the posting of a bond, and Executive consents to the entry thereof.
          (d) Survival. The provisions of this Section 7 shall: (a) survive the termination of this Agreement, and continue throughout the duration of the Executive’s employment with Sterling, except as amended or modified by written agreement of the parties; and (b) survive the Executive’s Termination of Employment with Sterling. The running of the Non-Compete Period provided under Section 7(b) shall be tolled between the time any controversy with respect to this Section 7 is filed with a court or arbitrator and the decision of the judge, jury or arbitrator on said controversy.
          (e) Modification of Terms. If any restriction in this Section 7 is finally adjudicated by a court of competent jurisdiction to exceed the time, geographic, service or other limitations permitted by applicable law in any jurisdiction, such restriction may be modified and narrowed by a court to the maximum time, geographic, service or other limitations permitted by applicable law so as to preserve and protect Sterling’s legitimate business interest, without negating or impairing any other restrictions or undertaking set forth in the Agreement.

          (f) Application. The provisions of Section 7(b) shall be inapplicable if the Executive’s Termination of Employment is due to: a Permanent Disability; a Without Cause Termination; a Constructive Discharge; or a Termination Upon a Change in Control.
     8. Withholding Taxes. Sterling may directly or indirectly withhold from any payments made under this Agreement all Federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.
     9. Consolidation, Merger, or Sale of Assets. Nothing in this Agreement shall preclude Sterling from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation that assumes this Agreement and all obligations and undertakings of Sterling hereunder. Upon such a consolidation, merger or transfer of assets, the term “Sterling” as used herein shall mean such other corporation and this Agreement shall continue in full force and effect.
     10. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, by same day or overnight mail as follows:

(a)	To Sterling:

111 North Wall Street
Spokane, WA 99201

Attention: Chief Financial Officer
With a copy to:

Witherspoon, Kelley, Davenport & Toole, P.S.
422 West Riverside, Suite 1100
Spokane, WA 99201-0390

Attention: Andrew J. Schultheis, Esq.

(b)	To the Executive:

At his regular office and to his primary residence
or to such other address as either party shall from time-to-time specify in writing to the other.
     11. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation, or to execution, attachment, levy or similar process, or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 11 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or his estate and their assigning any rights hereunder to the person or persons entitled thereto.
     12. No Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by other employment or otherwise, except as provided herein.
     13. Source of Payment. All payments provided for under this Agreement shall be paid in cash from the general funds of Sterling. To the extent that any person acquires a right to receive payments from Sterling hereunder, such right, without prejudice to rights which employees may have, shall be no greater than the right of an unsecured creditor of Sterling.
     14. Further Action. Sterling shall perform all acts and execute all documents as may be reasonably necessary to effect performance of this Agreement by Sterling. In the event Sterling’s Deferred Compensation Plan, the 1992 Stock Option Plan, the 1998 Long-Term Incentive Plan, the 2001 Long-Term Incentive Plan, the 2003 Long-Term Incentive Plan, the 2007 Long-Term Incentive Plan, the Sterling Savings Bank Deferred Compensation Plan, and the Supplemental Executive Retirement Plan, or plans which are substantially similar to such plans are not maintained, Sterling shall provide the Executive with compensation which is substantially similar in financial effect to the compensation which would otherwise have been provided through such plans. References herein to deferred compensation, stock option or incentive plan(s) and any other benefit plans shall be deemed to include all successor plans. Nothing in this Agreement shall be deemed to be a modification of Sterling’s stock option or incentive plans.
     15. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is finally adjudicated by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.
     16. Contents of Agreement. This Agreement supersedes all prior agreements and sets forth the entire understanding among the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the parties hereto.
     17. Governing Law. The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Washington, and the Executive consents to the jurisdiction of the state and federal courts of Washington in any dispute arising under this Agreement.
     18. Survival of Benefits. If the Term expires and no employment agreement between Sterling and Executive is in effect, but Executive’s employment relationship with Sterling continues, any section of this Agreement that provides a benefit to the Executive and that does not expressly provide for its termination upon the expiration of the Term shall survive the expiration of the Term, and the obligation to provide benefits to the Executive as set forth in such Section shall remain binding upon Sterling until such time as the Executive’s employment relationship with Sterling is terminated and the benefits provided under such Section are paid in full to the Executive or until such time as a new employment agreement between Sterling and Executive is in effect. Anything to the contrary herein notwithstanding, following any Termination of Employment, including retirement, but not following a Termination for Cause, for the later of Executive’s and his spouse’s lifetime, Sterling shall continue to provide the perquisites set forth in Section 3(e)(i) and (ii), as well as medical, dental and travel accident insurance coverages for the Executive and his spouse to substantially the same extent as if the Executive had continued in Sterling’s employ, subject to the terms and conditions described in this Section 18.
          (a) For any reimbursements or in-kind benefits provided by Sterling after Executive’s Termination of Employment, the following conditions apply:
               (i) The benefit plan or reimbursement arrangement must provide an objectively determinable non-discretionary definition of expenses eligible for reimbursement or the in-kind benefits to be provided.
               (ii) The benefit or expense eligible for reimbursement or in-kind benefit during a particular calendar year may not affect the expenses eligible for reimbursement or in-kind benefit provided in any other calendar year.
               (iii) The reimbursement of an eligible expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

               (iv) No reimbursement or in-kind benefit is subject to liquidation or exchange for another benefit.
               (v) The amount of the dues and fees for Executive’s club memberships paid in each calendar year shall equal only the amount actually charged by the respective club or organization during the period.
               (vi) The amount of reimbursement for tax preparation and financial planning related expenses shall be subject to an annual cap of $20,000 and shall be limited to expenses incurred in seeking advice and assistance from professionals licensed in the tax, accounting, legal or financial service industries.
               (vii) The amount of reimbursement for an annual physical examination of Executive by a physician selected by Executive shall be limited to the actual charges incurred in conjunction with such physical examination to the extent not otherwise reimbursed or paid by insurance or Medicare.
               (viii) The provision of medical, dental and travel accident insurance coverage shall be offset by the receipt of any alternative benefits under Medicare or similar programs.
          (b) In accordance with the regulations under §409A, the provision of benefits and payment of expenses during the first two calendar years following the calendar year in which Executive’s Termination of Employment occurs (whether voluntary or otherwise), which expenses or benefits must be paid to Executive prior to the end of the third calendar year following the calendar year in which the Termination of Employment occurs, is an exception from the definition of deferred compensation under §409A, and therefore is not subject to the rules and restrictions under §409A, including, but not limited to, the six-month delay in payment of benefits to specified employees. The provision of benefits and payment of expenses during this initial period of time is intended to comply with such exception from the definition of deferred compensation in the regulations under §409A.
          (c) Notwithstanding Sections 18(a) and (b) above, with respect to each welfare benefit provided after Termination of Employment that constitutes a health reimbursement arrangement satisfying the requirements of Section 105 and Section 106 of the Code such that the benefits or reimbursements provided under such arrangement are not includable in Executive’s income, the terms and conditions of Sections 18(a) and (b) shall not apply to such benefits or reimbursements due to the fact that such health reimbursement arrangement is exempt from §409A.
     19. Representations. The Executive hereby represents and warrants that he has the legal capacity to execute and perform this Agreement, that it is a valid and binding agreement against him according to its terms, and that its execution and performance by him does not and will not violate the terms of any existing agreement or understanding to which the Executive is a party. In addition, the Executive represents and warrants that he knows of no reason why he is not physically capable of performing his obligations under this Agreement in accordance with its terms.
     20. Miscellaneous. All section headings are for convenience only. This Agreement may be executed in any number of counterparts, each of which when executed shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.
     21. Compliance with §409A. This Agreement is intended to constitute an enforceable contract for the payment of compensation, severance and certain other benefits. The Agreement is not intended to constitute a “nonqualified deferred compensation plan” within the meaning of §409A. Notwithstanding the foregoing, in the event this Agreement and/or any benefit paid to the Executive hereunder is deemed to be subject to §409A, this Agreement shall be interpreted and, as reasonably necessary in the discretion of the Board, may be amended to bring this Agreement and/or any such benefit into compliance with §409A, without reducing the amounts of any benefits due to the Executive hereunder.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, and intending to be legally bound, Sterling has caused this Agreement to be executed by its duly authorized representatives and the Executive has signed this Agreement, all as of the first date above written.

STERLING FINANCIAL CORPORATION
BY:	/s/ Robert B. Larrabee
ROBERT B. LARRABEE
Chairman, Personnel Committee

ATTEST: STERLING FINANCIAL CORPORATION
BY:	/s/ Daniel G. Byrne
DANIEL G. BYRNE
Executive Vice President, Finance and Chief Financial Officer

/s/ Harold B. Gilkey
HAROLD B. GILKEY

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]